GCE WEALTH, INC.

This Agreement is made this 1st day of December 2012, between the client WMX Group Holdings, Inc. (“WMX”) having its principal place of business at 10 Fairway Drive. Suite 302 Deerfield Beach, FL 33441 and GCE Wealth, Inc. ("GCE").

In consideration of WMX retaining GCE to perform support services for WMX, it is agreed as follows:

1.	Compensation and Term

Client hereby retains GCE and GCE hereby agrees to perform the following services: Consulting services of WMX, as required by WMX, through December 2015. GCE will at various times perform services at GCE’s headquarters at other GCE facilities, or at GCE facilities. GCE will perform the services at various times and for various durations as directed by Client.

The following fees shall apply:

$950 per hour for services.

Reasonable and necessary business and travel expenses actually incurred by GCE shall be reimbursed by WMX upon submission of expense reports with back-up documentation.

WMX shall provide detailed invoices and shall maintain and provide, upon request backup documentation for a period of one year from the date of the respective invoices. WMX shall make full payment for services within thirty days of invoice. If GCE brings a legal action to collect any sums due under this Agreement it shall be entitled to collect, in addition to all damages, its costs of collection, including reasonable attorney’s fees.

This Agreement shall commence on the date stated above, and shall remain in effect until all obligations under this Agreement have been properly completed. GCE may terminate this Agreement with or without cause at any time.

2.	Independent Contractor

GCE acknowledges that the services rendered under this Agreement shall be solely as an independent contractor. GCE shall not enter into any contract or commitment on behalf of WMX. GCE further acknowledges that it is not considered an affiliate or subsidiary of WMX, and is not entitled to any WMX employment rights or benefits. It is expressly understood that this undertaking is not a joint venture.

3.	Confidentiality

GCE recognizes and acknowledges that this Agreement creates a confidential relationship between GCE and WMX and that information concerning WMX's business affairs, customers, vendors, finances, properties, methods of operation, computer programs, and documentation, and other such information, whether written, oral, or otherwise, is confidential in nature. All such information concerning WMX is hereinafter collectively referred to as “Confidential Information.” GCE agrees to follow Client Information Security procedures and otherwise take all reasonable precautions for the protection of Confidential Information.

4.	Non-Disclosure

GCE agrees that. except as directed by WMX it will not at any time during or after the term of this Agreement disclose any Confidential Information to any person whatsoever and that upon the termination of this Agreement it will turn over to WMX all documents, papers, and other matter in its possession or control that relate to Client. GCE further agrees to bind its employees and subcontractors to the terms and conditions of this Agreement.

5.	Governing Law

This Agreement shall be construed and enforced in accordance with the laws of the State of Nevada.

6.	Entire Agreement and Notice

This Agreement contains the entire understanding of the parties and may not be amended without specific written consent of both parties. Any notice given under this Agreement shall be sufficient if it is in writing and if sent by certified or registered mail.

IN WITNESS WHEREOF, WMX and GCE have duly executed this Agreement as of the day and year first above written.

GCE WEALTH INC.	WMX GROUP HOLDINGS, INC.

By: /s/ Thomas Guerriero	By: /s/ Thomas Guerriero
Name: Thomas Guerriero	Name: Thomas Guerriero
Title: President	Title: Chairman, CEO
Date: 12/1/12	Date: 12/1/12

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